Exhibit 99.1

American Shared Hospital Services Enters Into Agreement to Acquire 60% Majority Interest in Three Radiation Therapy Cancer Centers in Rhode Island

- Accretive Transaction to Expand U.S. Footprint-

SAN FRANCISCO, CA, November 20, 2023 ‒ American Shared Hospital Services (NYSE American: AMS) (“ASHS” or the "Company"), a leading provider of turnkey technology solutions for stereotactic radiosurgery and advanced radiation therapy cancer treatment systems and services, today announced that it has entered into an Investment Purchase Agreement (the “IPA”) to purchase a 60% majority equity interest in the Southern New England Regional Cancer Center, LLC and Roger Williams Radiation Therapy, LLC, both Rhode Island limited liability companies (collectively, the “Target Companies”), as well as certain payor contracts, from GenesisCare USA, Inc., a Florida corporation (the “Seller”), for a purchase price of $2.85 million. ProspectCharterCARE, LLC d/b/a Roger Williams Medical Center and the Care New England (CNE) Health System each own 20% of the Target Companies.

The Target Companies operate three fully functional turn-key radiation therapy cancer centers in Rhode Island, and all three sites are equipped with state-of-the-art cancer treatment technology using Linear Accelerators (LINACs) and comprehensive treatment planning software. The centers are all located on or adjacent to hospital campuses and include the Southern New England Regional Cancer Centers d/b/a Maddock Radiation Therapy in Warwick, RI, and d/b/a Landmark Radiation Therapy in Woonsocket, RI. The third facility is the Roger Williams Cancer Center d/b/a Roger Williams Radiation Therapy in Providence, RI.

Ray Stachowiak, Executive Chairman of ASHS, commented, “This is a milestone agreement for our Company that, upon closing, would expand our footprint of owned and operated radiation oncology centers into the U.S. If consummated, the transaction would add three new revenue streams that we expect would be accretive to our base, and we believe, is an effective use of our capital. Most importantly, our ownership would preserve the offering of radiation therapy services at the Landmark, Roger Williams and Maddock Centers and will ensure that patients have continued access to high quality radiation therapy both for those under treatment today, and for those who will require treatment in the future.”

David E. Wazer, MD, Professor and Chairman of Radiation Oncology, Alpert Medical School of Brown University, commented, “It is very fortunate for Rhode Island cancer patients that ASHS was able to step into the void created by the GenesisCare bankruptcy. Had ASHS not taken this action, it is very likely that several treatment facilities would have been closed by the end of year which could have caused severe disruption for the roughly 70 patients per day that receive their care in these facilities. These patients would have had to interrupt their life-saving treatment and attempt to seek radiation therapy elsewhere. This would likely have posed a major calamity as the remainder of the radiation oncology facilities in Rhode Island would struggle to rapidly absorb this unexpected influx of seriously ill patients. The closure of the GenesisCare radiation treatment facilities could have resulted in significant treatment delays which, in turn, could have led to compromised clinical outcomes including unnecessary cancer recurrence. It is not an exaggeration to say that the responsible action by ASHS averted a statewide healthcare emergency.“

Dr. Michael Wagner, President and CEO of Care New England Health System, stated, “As a joint venture partner in the facilities at risk of closure, and on behalf of our patients in need of radiation therapy as a part of their cancer care journey, CNE is grateful that ASHS approached us with a good plan to step in the shoes of GenesisCare. As a result of this successful initiative, CNE’s patients will continue to receive an uninterrupted continuum of coordinated comprehensive cancer care and for that we are grateful to ASHS.”

Jeff Liebman, CEO of ProspectCharterCARE, LLC d/b/a Roger Williams Medical Center, added, “Patients will win in this transaction as they will be assured that the high quality, comprehensive cancer care that they’re used to receiving close to home is preserved through this new partnership with ASHS.“

The Centers are being acquired as part of Seller’s and its affiliates’ Chapter 11 bankruptcy process. The closing of the transaction is subject to certain events and conditions being met including (i) bankruptcy court approval, (ii) the Seller and the Company entering into a consent agreement with the Rhode Island Department of Health and (iii) other customary closing conditions. The Company anticipates that these conditions will be met in the next 60 days.

About American Shared Hospital Services (NYSE American: AMS)

American Shared Hospital Services (ASHS) is a leading provider of creative financial and turnkey solutions to Cancer Treatment Centers, hospitals, and large cancer networks worldwide.  The company works closely with all major global Original Equipment Manufacturers (OEMs) that provide leading edge clinical treatment systems and software to treat cancer using Radiation Therapy and Radiosurgery. The company is vendor agnostic and provides financial support for a wide range of products including MR Guided Radiation Therapy Linacs, Advanced Digital Linear Accelerators, Proton Beam Therapy Systems, Brachytherapy systems and suites, and through the Company’s subsidiary, GK Financing LLC., the Leksell Gamma Knife product and services. For more information, please visit: www.ashs.com

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services including statements regarding the expected continued growth of the Company and the expansion of the Company’s Gamma Knife, proton therapy and MR/LINAC business, which involve risks and uncertainties including, but not limited to, the risks of economic and market conditions, the risks of variability of financial results between quarters, the risks of the Gamma Knife and proton therapy businesses, the risks of changes to CMS reimbursement rates or reimbursement methodology, the risks of the timing, financing, and operations of the Company’s Gamma Knife, proton therapy, and MR/LINAC businesses, the risk of expanding within or into new markets, the risk that the integration or continued operation of acquired businesses could adversely affect financial results and the risk that current and future acquisitions may negatively affect the Company’s financial position. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services are included in the filings of the Company with the Securities and Exchange Commission, including the Company's Quarterly Report on Form 10-Q for the three month periods ended March 31, 2023, June 30, 2023, and September 30, 2023, the Annual Report on Form 10-K for the year ended December 31, 2022, and the definitive Proxy Statement for the Annual Meeting of Shareholders that was held on June 20, 2023.

Contacts:

American Shared Hospital Services
Ray Stachowiak
Executive Chairman
rstachowiak@ashs.com

Investor Relations
PCG Advisory
Stephanie Prince
P: (646) 863-6341
sprince@pcgadvisory.com

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